UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8−K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2010  (December 28, 2010)

Medtronic, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota (State or other jurisdiction of incorporation)	1−7707 (Commission File Number)	41−0793183 (IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota (Address of principal executive offices)		55432 (Zip Code)

(763) 514−4000
(Registrant's telephone number, including area code):
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 20, 2010, Medtronic, Inc. (the "Company") announced that William A. Hawkins intends to retire as Chairman of the Company's Board of Directors, as Chief Executive Officer of the Company, and as a member of the Company's Board of Directors, effective at the conclusion of the Company's fiscal year ending April 29, 2011 or at such time that his successor is appointed.  The Company’s Board of Directors (the "Board") has initiated an external search for Mr. Hawkins' successor.

In connection with Mr. Hawkins' retirement as Chairman and Chief Executive Officer, the Company has entered into a separation agreement with Mr. Hawkins pursuant to which Mr. Hawkins will thereafter remain employed by the Company in a non-executive capacity through April 27, 2012, during which time Mr. Hawkins will, among other things, assist with the transition of responsibilities, key initiatives, and key relationships at the Company.  During this transition period, Mr. Hawkins will continue to receive annual cash compensation (including the same salary and annual bonus targets) and employee benefits as currently in effect, paid in accordance with the terms of the respective plans of the Company.  However, Mr. Hawkins will not accrue additional benefits under the Company's Supplemental Executive Retirement Plan following the date on which he ceases to serve as Chairman and Chief Executive Officer and Mr. Hawkins will not be eligible for any new long-term incentive compensation grants unless Mr. Hawkins’ service as Chairman and Chief Executive Officer extends more than 60 days after the commencement of the Company's 2012 fiscal year, in which case the Compensation Committee of the Board will consider awarding him a new long-term incentive compensation grant at a level consistent with prior years.

Pursuant to the separation agreement, in connection with Mr. Hawkins' termination of employment, the Company will pay to Mr. Hawkins a lump sum cash separation payment equal to (1) 1.25 times the sum of Mr. Hawkins' annual base salary and annual cash bonus (calculated based on Mr. Hawkins' target bonus for the Company's 2011 fiscal year), plus (2) the value of 24 months of continued health and dental benefits.  Mr. Hawkins' cash separation payment is estimated to equal approximately $3.8 million.

In addition, Mr. Hawkins will be entitled to all compensation and benefits payable to him on termination of employment under the terms of the Company's compensation and benefit plans and programs as in effect at the time of his termination, and will be treated as retirement eligible for purposes of all such plans and programs.  He will also be entitled to office space, secretarial services, and technology support services for three years following termination of employment, outplacement services for one year following termination of employment, and reimbursement of legal fees incurred in connection with the separation agreement and tax planning fees in connection with his retirement (subject to a limit of $50,000 for these legal and tax planning fees).

While the Company believes that no additional taxes, interest or penalties will be imposed under Section 409A of the Internal Revenue Code, the Company has agreed to indemnify Mr. Hawkins and hold him harmless on an after-tax basis for any additional taxes, interest or penalties imposed on him under Section 409A.

Mr. Hawkins will be subject to standard non-competition and non-solicitation of employee restrictions during his employment and for 24 months following the date on which Mr. Hawkins ceases to serve as Chairman and Chief Executive Officer.

A copy of the separation agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the separation agreement.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

10.1           Separation Agreement between Medtronic, Inc. and William A. Hawkins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.

By:	/s/ D. Cameron Findlay
D. Cameron Findlay
Senior Vice President, General Counsel and Corporate Secretary

Date: December 30, 2010